Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:

N.D. Reddy	Kellie Nugent
Chairman, President and CEO	Shelton Investor Relations
408-855-4900	972-239-5119 Ext. 125
408-855-4900	knugent@sheltongroup.com
Alliance Receives Delisting Notification from Nasdaq
Announces Decision to Appeal
SANTA CLARA, Calif.—(BUSINESS WIRE)—Nov. 16, 2005—Alliance Semiconductor Corporation (Nasdaq: ALSC) today announced that on November 15, 2005 it received a Nasdaq Staff’s Determination stating the Company is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because the Company has not yet filed its Quarterly Report on Form 10-Q for its quarter ended September 24, 2005. Alliance was informed that, according to Nasdaq regulations, unless a hearing to appeal the Staff’s Determination is requested by the Company on or before 4:00 p.m. Eastern Time on November 22, 2005, its common stock will be delisted from The Nasdaq National Market at the opening of business on November 25, 2005. In accordance with Nasdaq’s rules, Alliance presently intends to request a hearing before a Nasdaq Listing Qualifications Panel for continued listing on The Nasdaq National Market. Pending a decision by the Nasdaq Listing Qualifications Panel, the Company’s common stock will remain listed on The Nasdaq National Market. There can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will regain compliance with its filing requirements in a timely manner.
Additionally, Nasdaq Staff’s Determination stated that at the opening of business on November 17, 2005 it would add an “E” to the end of the Company’s ticker symbol. As such, starting at the opening of business on November 17, 2005, Alliance will trade under the ticker symbol “ALSCE.”
As previously announced, the Company has incurred a loss of knowledge and experience with regard to its accounting policies and procedures, partially due to the continued turnover and lack of adequate internal staff in the accounting and finance department during the quarter ended September 24, 2005. The lapse in accounting policies and procedures coupled with attrition have increased the amount of time required to perform the control procedures and develop the required financial information that is included in the Company’s Quarterly Report on Form 10-Q for the period ended September 24, 2005. Additionally, the Company has continued to work to verify certain financial results reported by a company in which Alliance Ventures Management (“AVM”) owns greater than 20 percent and holds a Board seat. To date, the Company has not been able to complete the preparation of its Quarterly Report on Form 10-Q for the period ended September 24, 2005. However, Alliance has been diligently working to complete this process and will file its Quarterly Report on Form 10-Q for the period ended September 24, 2005 as soon as possible.

Forward-Looking Statements
 This press release contains forward-looking statements, as defined under Federal Securities Laws. These forward-looking statements include the statements regarding the Company’s expectations as to the potential delisting of its common stock from The Nasdaq National Market and the timing of the filing of its Quarterly Report on Form 10-Q and announcement of its financial results. These statements are just predictions and are not historical facts or guarantees of future performance or events and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. These risks include, but are not limited to, (i) the Company failing to file an appeal hearing request and obtain a stay from the delisting of its securities and an extension to file its Quarterly Report on Form 10-Q from Nasdaq; (ii) in the event the Company is successful in obtaining a stay from delisting and an extension to file its Quarterly Report on Form 10-Q from Nasdaq, the Company still may not be able to comply with the Nasdaq listing requirements and may, at the end of the extension period, if any, be delisted; and (iii) other events and other important factors disclosed previously and from time to time in the Company’s filings with the Securities and Exchange Commission. Alliance assumes no obligation to update the information in this press release.
About Alliance
Alliance Semiconductor Corporation (Nasdaq: ALSC) is powering applications with high performance solutions for the communications, computing and consumer electronics markets. Utilizing advanced process technologies and design expertise, Alliance provides leading OEMs with a broad portfolio of complementary technologies including analog and mixed-signal products, chip-to-chip connectivity products, networking controllers and high-performance memories. Alliance addresses the complete needs of system developers by leveraging its proprietary advances in Electromagnetic Interference (EMI) reduction, power management and timing technology, HyperTransport™ I/O connectivity and specialized memory solutions for next-generation applications. Founded in 1985, Alliance is headquartered in Santa Clara, California with design centers in Bangalore and Hyderabad, India. Additional information is available on the Alliance Web site at www.alsc.com.
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